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                                                                 Exhibit 10.34

                                    AGI, INC.

                          TRANSITION SERVICES AGREEMENT


- This Transition Services Agreement (the "Agreement"), dated as of March 25, 1996 is entered into by and between AG Associates, Inc. ("AGA"), AG Associates (Israel) Ltd. ("AG Israel") and AGI, Inc. ("AGI").

- The parties hereto have agreed to enter this Agreement in connection with the closing of the transactions contemplated by the Agreement (the "Investment Agreement"), dated February 27, 1995, among the parties hereto and Clal Electronics Industries Ltd. (the "Closing").

- The parties agreed that AGA will provide to AGI, for the time period and consideration described below, certain of the services that have been provided for the "CVD Activities" (as defined in the Investment Agreement) prior to the Closing, in order to ensure the continued and uninterrupted operation of the CVD Activities under AGI, following the Closing.

-    Therefore, the parties hereto agree as follows.

1. SERVICES TO BE PROVIDED BY AGA. AGA will provide the following services to
AGI.

     1.1    Human Resources Services. Those services generally described in
            Schedule 1(a) hereto and incorporated herein by reference, and related support, training, maintenance, information and reports. With respect to the following matters, it is provided as follows.

            New Hires; Terminations. AGI will make all decisions regarding hiring, promotions and termination of its own employees. However, AGA will provide employment services to AGI including administrative aid in recruiting, interview scheduling and preparation of employment offers. Any disputes between AGI and any of its employees, former employee or other service providers with respect to their employment by AGI will be administered by, and the responsibility of, AGI.

            Separation of Employment Records. AGI's employees shall be carried on AGI payroll records and not those of AGA. However, upon receipt by AGA from AGI of amounts needed to cover AGI's payroll from time to time, AGA will, through its own bank account, make payroll payments to AGI employees and on AGI's behalf. AGI will be listed on AGA's payroll files as a separate organization. Each AGI employee or other service provider will have a personnel file separate from those of AGA employees.

            Benefits. Although they may be administered by AGA, employment benefits will be provided under separate plans for AGA and AGI employees, wherever possible.

            Notice to Employees. Each employee of AGI is to be informed in writing by AGI at the time of hiring that, although employment services are being provided by AGA as a service to AGI, such employee is an employee of AGI, which will be solely responsible for any compensation or other payments that may be due to such employee.

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     1.2    Operational Services. Those services generally described in Schedule
            1(b) hereto and incorporated herein by reference, and related training, support, maintenance, information and reports, including, without limitation, the following.

            Telephone and Facsimile. Although AGA may, at the written request of AGI, administer and manage payment for same, AGI will obtain and maintain its own telephone and facsimile numbers.

            Segregation of Assets; Grant of Security Interest and Guarantee. AGI and AG Israel generally will purchase their own inventory, raw materials and other assets under their own purchase orders. However, if acceptable to AGA on a case by case basis, AGA may at the request of AGI or AG Israel purchase inventory, raw materials or other assets on the requesting party's behalf and sell such assets to the requesting party at AGA's cost, including shipping, taxes and other ordinary procurement expenses. Any inventory or other assets purchased by AGA under this Agreement will be purchased at the request of AGI or AG Israel and in the name of AGA, will upon receipt and physical designation by AGA as the requesting party's property and will become the property of requesting party, which will then have an obligation to pay therefor. To secure payment of the purchase price of any inventory or assets purchased by AGA for the benefit of AGI under this paragraph, AGI hereby grants AGA a security interest in any and all inventory and other assets so purchased and to be so purchased. AGI will sign any UCC financing statement reasonably requested by AGA to perfect its security interest in such inventory and assets. Inventory may be sold to customers of AGI free and clear of AGA's security interest if sold in the ordinary course of business as permitted by California law.

            AGI hereby unconditionally guaranties, and does hereby become surety for, the punctual payment to AGA of any amounts owed to AGA by AG Israel, and AG Israel hereby unconditionally guaranties, and does hereby become surety for, the punctual payment to AGA of any amounts owed to AGA by AGI, all under the immediately preceding paragraph in this Section 1.2, when such payments are due, whether by reason of acceleration or otherwise and whether the obligation for payment is now existing or hereafter arising (the "Obligations"). The Obligations of each guarantor are absolute, unconditional and continuing whether or not this Agreement expires or is terminated. Each guarantor hereby consents that, from time to time, without notice to, or further consent of such guarantor, the performance or observance of any provision of any Obligation may be waived by AGA, or the time of performance thereof extended or accelerated or may be renewed in whole or in part or otherwise amended, changed, released or compromised, all without affecting the liability of such guarantor hereunder. Each guarantor hereby waives notice of acceptance of this guaranty, presentment, demand, protest, notice of protest and notice of dishonor of any Obligation guaranteed hereby.

            Whenever possible, AGA, AG Israel and AGI will segregate from AGA's other assets any inventory or assets purchased for, or owned by, AGI or AG Isreal and shall clearly mark such assets as dedicated to, or owned by, AGI or AG Isreal, as the case may be.

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            Facilities. The sublease of office facilities by AGI that are leased or owned by AGA will be the subject of a separate real property sublease between AGA and AGI (the "Sublease"). Whenever possible, the workplace of AGI employees will be separated from the workplace of AGA employees and signage will be employed to identify those areas used by AGI sufficient to put to those visiting with each party on notice that AGA and AGI are separate businesses.

            Patents. Title to, and payment for, patents and patent applications shall be governed by the terms of the Agreement, when applicable. Although AGA may aid AGI in the preparation and filing of certain patents or patent applications not covered by the Agreement, such assets will be applied for in the name of AGI and paid for by AGI as incurred or as specified in Section 2 below.

     1.3    Financial and Control Systems. Those services generally described in
            Schedule 1(c) hereto and incorporated herein by reference and related support, maintenance, training, information and reports, except as set forth below.

            Separate Records. The books and records of AGI will be separate from those of AGA.

            Collection Services and Accounts Payable. AGI will pay all AGI accounts payable and other expenses incurred in connection with the activities described in Schedule 1(c) from its own bank accounts and shall collect its own accounts receivable. However, AGA shall provide accounts payable services for AGI, consisting of such services as preparing purchase orders and administering the payment by AGI of invoices. AGA may also, at the request of AGI and in AGA's discretion, collect any AGI accounts receivable and may pay any AGI accounts payable and other expenses incurred in connection with the activities described in Schedule 1(c). Such payments and collections, if any, shall be netted and subject to offset as described in Section 2 below.

            Other Financial and Control Systems. Any other matters listed on
            Schedule 1(c) will consist of AGA's administrative services only and will not require AGA to make any payments on AGI's behalf for reimbursement of expenses, benefits, petty cash, credit cards or the like, unless expressly described in this Agreement. Such payments will be made directly from AGI's own bank accounts.

     1.4 Additional Services. Any additional services that may be agreed to in writing by AGI and AGA and which are not explicitly and unambiguously referred to in this Agreement will be provided by AGA for a fee to be mutually agreed upon between AGA and AGI.

2.   CONSIDERATION.

     2.1 Payments. In exchange for the services provided under Schedules 1(a), 1(b) and 1(c), AGI shall pay to AGA the incremental direct costs and out-of-pocket expenses, derived directly from the provision of those services. No AGA overhead allocations will be charged to AGI. Payment will be made after presentation of AGA's invoice therefor, net 30. Interest per annum on any amount overdue will accrue at a floating rate equal to prime applicable to, and reported by, AGA's bank from time to time.

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     2.2    Offset. Any amounts due from AGA to AGI, or visa versa, may be offset from time to time at the discretion of either party exercised in writing delivered to the other party.

     2.3 Indemnification. For purposes of this Section 2.3, the entity(ies) to be indemnified in a particular instance described in this Section shall be referred to collectively as the "Indemnified Person or Persons" with respect to such instance and entity(ies) that are obligated to provide such indemnification shall be referred to in such instance as the "Indemnifing Person or Persons"). AGI and AG Israel hereby agree to indemnify AGA of and from any claim, demand or action of any third person (i.e. other than the parties hereto) and any cost, expense, loss, damage, settlement or other charge of any kind or nature that AGA may incur, or with which AGA may be charged, as a result of such third party claim, demand or action, which was a consequence of providing services and other assets to AGI in accordance with this Agreement; provided that AGA shall not be entitled to indemnification under this Section 2.3 as a result of AGA's gross negligence or willful misconduct. Likewise AGA hereby agrees to indemnify each of AGI and AG Israel of and from any claim, demand or action of any third person (i.e. other than the parties hereto) and the resulting cost, expense, loss, damage, settlement or other charge of any kind or nature that such Indemnified Person may incur, or with which any such Indemnified Person may be charged, as a result of such third party claim, demand or action, which was a consequence of the gross negligence or willful misconduct of AGA in providing services and assets to AGI in accordance with this Agreement. With respect to any claim for indemnity hereunder resulting from a third party claim, demand or action, the Indemnified Persons who are the subject of such claim, demand or action shall, after receipt of notice of the commencement of any action or the presentation or other assertion of any claim or demand which could result in any indemnification claim or demand pursuant to this Section 2.3, give prompt written notice thereof to the Indemnifying Persons (although failure to give prompt notice shall not mitigate the indemnification obligations hereunder unless and to the extent the Indemnifying Parties are prejudiced by such failure or delay).

           (i) The Indemnifying Party or Parties shall be entitled to participate in the defense of any such claim, demand or action. The Indemnifying Party or Parties may also, to the extent that it or they may desire, assume the defense thereof with its or their own counsel, unless the Indemnified Party reasonably objects to such assumption on the grounds that representation of all entities by the same counsel would be prohibited under any rule of professional conduct applicable to such counsel, then the Indemnified Party or Parties may participate in their own defense with counsel of its or their own choosing at the cost of the Indemnifying Party or Parties. Except as specified in the preceding sentence, an Indemnifying Party or Parties that assumes the defense of a claim, demand or action shall not be liable to the Indemnified Party or Parties for any fees of other counsel or any other expenses, in each case, incurred by such Indemnified Party or Parties in connection with the defense thereof.

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           (ii)   The Indemnifying Party or Parties shall be authorized, without the consent of the Indemnified Party being required, to settle or compromise any such claim, demand or action, provided that such settlement or compromise includes an unconditional release of the Indemnified Parties from all liability arising out of such claim, demand or action. An Indemnifying Party or Parties shall not be liable for any compromise or settlement of any such claim, demand or action effected by the Indemnified Party or Parties without the Indemnifying Party's or Parties' written consent.

           (iii) The parties agree to cooperate to the fullest extent possible in connection with any claim, demand or action for which indemnification is or may be sought under this Agreement.

3.   TERM AND TERMINATION.

     3.1 Term. The term of this Agreement shall begin on June 1, 1995, and shall continue until terminated by AGI or AGA as described in
            Section 3.2 below.

     3.2 Termination. Either AGI or AGA may cancel any or all service or services provided pursuant to this Agreement on 90 days prior notice to the other party. However, this Agreement, and/or any service provided for in this Agreement, may be terminated immediately upon notice duly given by either AGI or AGA to the other in the event of a default by AGA, or either AGI or AG Israel, respectively, under this Agreement. Failure of the other party to perform as required by this Agreement, including, without limitation, the failure to pay any amount when due, will deemed to constitute such a default. Failure of any party to declare a default under this Agreement, or to take any other action to be taken in event of default of the other, will not be deemed a waiver of such default. The terms of this Agreement may only be waived in writing signed by the party to be charged.

     3.3 Effect of Termination. Cancellation of any particular service pursuant to this Section 3 shall not affect the remaining services, if any. Expiration or termination of this Agreement shall not affect the indemnification obligations set forth in Section 2 hereof, which shall survive such expiration or termination and shall apply to cover advancement of expenses or other monetary obligations incurred by AGA on behalf of AGI that are described in this Agreement whether arising before or after such expiration or termination.

4.   MANAGING THE AGREEMENT.

     4.1 Status Report. AGI will distribute to AGA a monthly status report regarding the services actually received, any changes required and implementation problems, if any.

     4.2 Conflicts. Significant conflicts between the parties regarding the implementation of this Agreement, or any portion of it, will be submitted to AGA's and AG Israel's Chief

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            Financial Officers (each, a "CFO") for resolution. If such persons do not resolve such conflict within 60 days after submission, either of such CFOs may refer the matter to AG Israel's General Manager and to AGA's Chairman of the Board for resolution. If such persons do not resolve such conflict within 30 days after such submission, the matter shall be submitted, at the election of any party by notice given to the other parties, to binding arbitration before one arbitrator in Santa Clara, California, under the rules of the American Arbitration Association. The decision of the arbitrator, of the Chief Financial Officers or of the General Manager and Chairman of the Board, as the case may be, will be final and binding.

5.   GENERAL PROVISIONS.

     5.1 Confidentiality. None of the parties will disclose to any third party or use any part of the information exchanged among the parties or to which a party is exposed to during the course of the fulfillment of this Agreement that is disclosed in written, graphic, machine readable or other tangible form by the disclosing party or that is disclosed orally or visually by one party to another pursuant to this Agreement (collectively, "Confidential Information"), without the prior written consent of the disclosing party, except for the purpose of fulfilling its obligations and exercising its rights under this Agreement. Each receiving party will take all reasonable measures to maintain the confidentiality of all Confidential Information of the other parties in its possession or control, which will in no event be less than the measures it uses to maintain the confidentiality of its own information of similar importance. This Section 5(a) will not apply to Confidential Information which:

           (i) is now in the public domain, or subsequently enters the public domain, without the fault of the receiving party,

           (ii) is known by the receiving party at the time of receiving such information,

           (iii) is furnished by the disclosing party to third parties without restriction on disclosure,

           (iv) is subsequently rightfully furnished to the receiving party by a third party without breach of an obligation with respect to disclosure taken by such third party toward the disclosing party, or

           (v) is independently developed by the receiving party without use of the Confidential Information of the disclosing party.

     5.2 Independent Contractors. The parties to this Agreement are independent contractors. There is no relationship of partnership, joint venture, employment, franchise or agency among the parties. None of the parties has the power to bind any of the others or to incur obligations on the other's behalf without the other's prior written consent.

     5.3 Limitations. Regardless of AGA's obligation to provide licenses for AutoCAD 13, ORCAD or provide any other asset, AGA will be released from its obligation to do so with respect to any particular license or asset to the extent the provision of the same

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            would violate any contract with the owner of such asset (such as a prohibition on assignment) or violate any laws, rules or regulations of any governmental authority. This provision shall not derogate from AGA's obligations under the Investment Agreement.

     5.4 Notices. All notices provided for herein will be given in writing and delivered personally, sent by confirmed facsimile transmission or sent by registered mail, postage prepaid, in each case addressed to the party to receive notice at its address set forth below or to such other address as such party previously may have noticed to the other pursuant to this Section 5.4.

     5.5 Governing Law. This Agreement will be governed by, and interpreted in accordance with, the laws of the State of California without regard to the principles of conflicts of laws.

     5.6 Entire Agreement. The terms and conditions contained in this Agreement and in the Sublease, together, constitute the entire agreement among the parties hereto concerning its subject matter and supersede all previous or contemporaneous communications, whether oral or written, among the parties with respect to such subject matter.

     5.7 Assignment. This Agreement may not be assigned without the prior written consent of the other parties, which consent will not be unreasonably withheld or delayed. This Agreement shall be binding upon, and inure to the benefit of, the permitted successors and assigns of the parties.



      ------------------------------        ------------------------------------
           AG ASSOCIATES, INC.                          AGI, INC.

      By:                                   By:
         ---------------------------           ---------------------------------

      Address:  4425 Fortran Drive,         Address:  4425 Fortran Drive,
                  Santa Clara                            Santa Clara
                California, 95134-2300                California, 95134-2300
                Attention: Chief Financial            Attention:
                  Officer                                         --------------
      Facsimile No:  (408) 935-2701         Facsimile No:
                                                          ----------------------
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      -----------------------------------------------------
                    AG ASSOCIATES (ISRAEL) LTD.

      By:
         --------------------------------------------------

      Address: Industrial Park at Ramat Gabriel
                     P.O.B. 171, Migdal HeEmeq 10551
                     Israel
                     Attention:  President
      Facsimile No:  06-440551

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                               SERVICES SCHEDULES


SCHEDULE 1(a) - HUMAN RESOURCES SERVICES
         a.     Recruiting
         b.     Benefits administration / payroll
         c.     Employee relations
         d.     Employee training
         e.     Travel

SCHEDULE 1(b) - OPERATIONAL SERVICES
         Materials / Stock Room
         a.     Inventory tracking
         b.     Spare parts inventory maintenance
         c.     Shipping / receiving / QA
         d.     FED-EX services
         e.     Provide packaging materials
         f.     Order entry
         g.     Materials planning
         h.     Purchase of Heatpulse 610 parts
         i.     Office supplies

         MIS
         a.     PC repair / maintenance
         b.     PC applications software
         c.     Phones, long distance charges
         d.     Voicemail
         e.     E-mail
         f.     MRP, shortage, custom MIS reports
         g.     Software license for AutoCAD 13, ORCAD
         h.     Training

Facilities (Borregas building)
         a.     Apps, lab / support areas
         b.     Facilities services (i.e., water, CDA, process gases, sensors / alarm, scrubber)
         c.     Janitorial services (including clean room smock changes)
         d.     Safety (includes performing government regulations concerning safety and hazardous materials)

         Marketing / Sales
         a.     MARCOM costs (presentations, literature)
         b.     Trade Show support / representation
         c.     Patent applications

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
SCHEDULE 1(b) - OPERATIONAL SERVICES (Continued)
         Other
         a.     Receptionist
         b.     Machine shop services
         c.     Coffee, microwave
         d.     Mail services

SCHEDULE 1(c) - FINANCIAL AND CONTROL SYSTEMS
         a.     A / P
         b.     A / R
         c.     Payroll
         d.     Benefits
         e.     Expense report processing
         f.     Petty cash, travel
         g.     Credit cards, travel insurance
         h.     Departmental expenses
         i.     Monthly / quarterly financial statements
         j.     Inventory Valuation
         k.     Property accounting
         l.     Legal entity requirements

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